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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  February 26, 2001
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                                 RED HAT, INC.
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               (Exact Name of Registrant as Specified in Charter)


          Delaware                   000-26281                   06-1364380
(State or Other Jurisdiction        (Commission               (I.R.S. Employer
      Of Incorporation              File Number)            Indentification No.)


      2600 Meridian Parkway
      Durham, North Carolina                                    27713
      (Address of Principal Executive Offices)               (Zip Code)

      Registrant's telephone number, including area code:  (919) 547-0012


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Item 5.  Other Events

     On February 26, 2001, Red Hat, Inc. completed its acquisition of Planning Technologies, Inc., a privately held Georgia corporation ("PTI"). The transaction was consummated pursuant to an Agreement and Plan of Reorganization, dated as of February 23, 2001 (the "Agreement"), by and among Red Hat, a wholly-owned subsidiary of Red Hat (the "Red Hat Acquisition Subsidiary"), PTI, certain shareholders of PTI (the "Signing Shareholders"), and Jonathan D. Bonime, as agent for the Signing Shareholders. At the effective time of the transaction,

     .    the Red Hat Acquisition Subsidiary was merged with and into PTI;

     . each share of PTI issued and outstanding immediately prior to transaction was canceled and converted into the right to receive shares of Red Hat common stock pursuant to an exchange ratio provided by the Agreement; and

     . each outstanding option to purchase shares of PTI capital stock was assumed by Red Hat and converted into an option to purchase shares of Red Hat common stock.

     Pursuant to the Agreement, Red Hat acquired PTI for consideration valued at $47 million and comprised of 6,319,704 shares of Red Hat common stock, the assumption of options to purchase 254,329 common stock and a nominal amount of cash to avoid the issuance of fractional shares.

     The transaction was structured as a tax-free reorganization and will be accounted for as a pooling of interests. A press release describing the transaction is filed with this report as an exhibit and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

     Exhibit No.   Description
     -----------   -----------

     99            Press Release of Red Hat, Inc. dated February 26, 2001.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                  RED HAT, INC.

                                  By: /s/ Mark H. Webbink
                                     -----------------------------------------
                                     Mark H. Webbink
                                     Senior Vice President and General Counsel

Dated:  March 5, 2001

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